SECOND AMENDMENT TO
TERM LOAN AGREEMENT
This Second Amendment to Term Loan Agreement (the “Amendment”), dated as of October 19, 2012 (the “Effective Date”), is by and among Associated Estates Realty Corporation (the “Borrower”), PNC Bank, National Association and the other banks and financial institutions whose signatures appear below (collectively, the “Lenders”) and PNC Bank, National Association, not individually but as administrative agent for the Lenders (the “Administrative Agent”).
RECITALS
A.Borrower, Administrative Agent, and certain of the Lenders are parties to that certain Term Loan Agreement dated as of June 3, 2011, pursuant to which such Lenders made available to Borrower a term loan with an Aggregate Commitment of $125,000,000, as amended by that certain First Amendment to Term Loan Agreement dated January 12, 2012 (collectively, the “Term Loan Agreement”),. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to such terms in the Term Loan Agreement.
B.Borrower and the Lenders wish to amend the Term Loan Agreement to, among other things, (i) increase the Aggregate Commitment to $150,000,000, (ii) add Bank of America, N.A. as a Lender, and (iii) further modify certain of the terms, covenants, and provisions in the Term Loan Agreement, all as set forth herein. In connection with the foregoing, the undersigned Subsidiary Guarantors, being all of the Subsidiary Guarantors under the Term Loan Agreement, have been asked to execute this Amendment to provide their consent to and approve of the foregoing Amendment.
NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENTS
1.Incorporation. The foregoing Recitals to this Amendment are hereby incorporated and made part of this Amendment.
2.Effectiveness. This Amendment shall be effective from and after the Effective Date shown above, which is the date on which each of the Borrower, the Administrative Agent and the Lenders have executed and delivered to the Administrative Agent a counterpart of this Amendment.
3.Changes to Defined Terms. From and after the Effective Date, Article I of the Term Loan Agreement shall be amended as follows:
a.The following defined term shall be added:
“Mezzanine Investments” shall mean any investments by Borrower secured by a pledge of ownership interests in legal entities that own institutional grade multifamily property (as determined by the Agent in its reasonable discretion) in the continental United States.
“Qualified Ratings” means a senior unsecured debt Investment Grade Rating issued by at least two of S & P, Moody's and Fitch.

“Transition Project” shall mean a Project that has ceased to be a Real Property Under Development for less than four (4) full fiscal quarters.
b.    The definition of “Aggregate Commitment” is deleted in its entirety and shall be replaced by the following:
“Aggregate Commitment” means, as of any date, the aggregate of the then-current Commitments of all the Lenders, which is, as of the Effective Date, $150,000,000.
c.    The definition of “Applicable Margin” is deleted in its entirety and shall be replaced by the following:
“Applicable Margin” means an annual percentage to be used in calculating the interest rate applicable to the various Types of Advances which shall vary from time to time in accordance with Exhibit H attached hereto.

d.    The definition of “Facility Termination Date” is deleted in its entirety and shall be replaced by the following:
“Facility Termination Date” shall mean January 3, 2018, or if such day is not a Business Day the last Business Day immediately preceding such day.
e.    The definition of “Real Property Under Development” is deleted in its entirety and shall be replaced by the following:
“Real Property Under Development” is defined as any Project which either is under construction or completed and has not yet achieved a leasing level of 85% or more; provided that a Project shall continue to be a Real Property Under Development until the end of the fiscal quarter during which it achieves 85% leasing and provided further that a Project shall cease to be a Real Property Under Development no later than the end of the sixth fiscal quarter following the fiscal quarter during which its final certificate of occupancy was issued.
f.    The definition of “Total Asset Value” is deleted in its entirety and shall be replaced by the following:
“Total Asset Value” means, as of any date, (i) the Net Operating Income for the most recent four (4) consecutive fiscal quarters of the Borrower for which financial results have been reported attributable to Projects (other than Real Property Under Development or Transition Projects) then owned or leased by Borrower or any other member of the Consolidated Group (excluding 100% of the Net Operating Income attributable to any such Projects which have not been owned or leased by any combination of Borrower, other members of the Consolidated Group or Investment Affiliates and included in Borrower's financial statements for at least six (6) fiscal quarters as of the end of the most recent fiscal quarter for which financial results have been reported, other than Net Operating Income from Overlimit General Projects (as defined below) then owned or leased by Borrower or any other member of the Consolidated Group which Net Operating Income will be included in this clause (i)) divided by the Capitalization Rate, plus (ii) 100% of cost for any such Projects first acquired or leased during such six (6) fiscal quarter period (including the amount of any assumed Indebtedness secured thereby) which are not Overlimit General Projects, plus (iii) the Consolidated Group Pro Rata Share of Net Operating Income for the most recent four (4) consecutive fiscal quarters of the Borrower for which financial results have been reported attributable to Projects then owned or leased by an Investment Affiliate (excluding Net Operating Income attributable to any such Projects which have not been owned or leased by any combination of Borrower, other members of the Consolidated Group or Investment Affiliates for six (6) fiscal quarters as of the end of such most recent fiscal quarter for which financial results have been reported, other than Net Operating Income from Overlimit General Projects then owned or leased by an Investment Affiliate which Net Operating Income will be included in this clause (iii)) divided by the Capitalization Rate, plus (iv) the Consolidated Group Pro Rata Share of 100% of cost for any such Projects first acquired or leased by an Investment Affiliate during such six (6) fiscal quarter period (including the amount of any assumed Indebtedness secured thereby) which are not Overlimit General Projects; plus (v) cash and Cash Equivalents owned by Borrower or any other member of the Consolidated Group as of the end of the most recent fiscal quarter for which financial results have been reported, plus (vi) the Consolidated Group Pro Rata Share of all cash and Cash Equivalents owned by Investment Affiliates as of the end of the most recent fiscal quarter financial results have been reported, plus (vii) Real Property Under Development and Undeveloped Land of the Consolidated Group, valued at cost, plus (viii) the Consolidated Group Pro Rata Share of any Real Property Under Development and Undeveloped Land of Investment Affiliates, valued at cost, plus (ix) Transition Projects valued at cost for the fiscal quarter in which the Project first becomes a Transition Project and thereafter for the following first four (4) full fiscal quarters, based on Net Operating Income for the number of full fiscal quarters following the fiscal quarter in which the Project ceased to be classified as Real Property Under Development divided by the Capitalization Rate, on an annualized basis, plus (x) the Consolidated Group Pro Rata Share of Transition Projects valued based on Net Operating Income for the number of full fiscal quarters since the Project ceased to be classified as Real Property Under Development divided by the Capitalization Rate, on an annualized basis, plus (xi) First Mortgage Receivables owned by the Consolidated Group, valued in accordance with GAAP, plus (xii) the Consolidated Group Pro Rata Share of First Mortgage Receivables owned by any Investment Affiliates, valued in accordance with GAAP, plus (xiii) Permitted Investments allowable pursuant to Section 7.22(d) herein, valued at cost and not to exceed three percent (3%) of Total Asset Value. As used herein, the term “Overlimit General Projects” shall mean, if at any time the aggregate amount contributed to Total Asset Value under clauses (ii) and (iv) of this definition on account of acquired Projects owned or leased for more than four (4) quarters but less than seven (7) quarters would exceed twenty percent (20%) of Total Asset Value, a sufficient number of such Project(s) which would otherwise be valued at cost under such clauses (ii) or (iv), which the Company shall designate to instead be valued in accordance with clauses (i) or (iii), so that the aggregate value of the remaining Projects owned or leased for more than four (4) quarters but less than seven (7) quarters which are included at cost under clauses (ii) and (iv) of this definition do not exceed twenty percent (20%) of Total Asset Value. For the avoidance of doubt, such references to “less than seven (7) quarters” shall mean that the applicable Project shall be included at cost in up to but not more than six (6) quarterly financial statements of Borrower.
g.    The definition of “Unencumbered Real Property Adjusted NOI” is deleted in its entirety and shall be replaced by the following:
“Unencumbered Real Property Adjusted NOI” shall mean, as of any date, the Net Operating Income for the most recent four (4) consecutive fiscal quarters of Borrower for which financial results have been reported attributable to Qualifying Unencumbered Projects then owned or leased by Borrower or a Subsidiary Guarantor (excluding Net Operating Income attributable to Transition Projects or any such Qualifying Unencumbered Projects which have not been owned or leased by any combination of Borrower, other members of the Consolidated Group or Investment Affiliates and included in Borrower's financial statements for six (6) fiscal quarters as of the end of the most recent fiscal quarter of Borrower for which financial results have been reported other than Net Operating Income from Overlimit Unencumbered Projects then owned or leased by Borrower or a Subsidiary Guarantor which shall be included in this definition), less (i) management fees equal to 2.5% of the aggregate gross revenues attributable to such

Qualifying Unencumbered Projects for such period, and less (ii) a capital expenditure reserve equal to $150 per unit for such Qualifying Unencumbered Projects.
h.    The definition of “Unencumbered Real Property Value” is deleted in its entirety and shall be replaced by the following:
“Unencumbered Real Property Value” shall mean, as of any date, (i) Unencumbered Real Property Adjusted NOI divided by the Capitalization Rate, plus (ii) the cost of all Qualifying Unencumbered Projects then owned by Borrower or a Subsidiary, which Subsidiary is also a Subsidiary Guarantor if and for so long as required by Section 3.4 which have not been owned by any combination of Borrower, other members of the Consolidated Group or Investment Affiliates and included in Borrower's financial statements for six (6) consecutive fiscal quarters as of the end of the most recent fiscal quarter of Borrower for which financial results have been reported other than Overlimit Unencumbered Projects, with the cost of each such Qualifying Unencumbered Project being the amount capitalized as “real estate” on Borrower's balance sheet plus any portion of the acquisition cost required to be allocated as an intangible asset by GAAP, plus (iii) Transition Projects, which are also Qualifying Unencumbered Projects, valued based on Net Operating Income for the number of full fiscal quarters since the Project ceased to be classified as Real Property Under Development divided by the Capitalization Rate, on an annualized basis, plus (iv) the Consolidated Group Pro Rata Share of Transition Projects, which are also Qualifying Unencumbered Projects, valued based on Net Operating Income for the number of full fiscal quarters since the Project ceased to be classified as Real Property Under Development divided by the Capitalization Rate, on an annualized basis. As used herein, the term “Overlimit Unencumbered Projects” shall mean, if at any time the aggregate amount contributed to Unencumbered Real Property Value under clause (i) of this definition for acquired Qualifying Unencumbered Projects owned or leased for more than four (4) quarters but less than seven (7) quarters would exceed twenty percent (20%) of Unencumbered Real Property Value, a sufficient number of such Project(s) which would otherwise be valued at cost under such clause (ii), which the Company shall designate to instead be valued in accordance with clause (i), so that the aggregate value of the remaining Qualifying Unencumbered Projects owned or leased for more than four (4) quarters but less than seven (7) quarters which are included at cost under clause (ii) of this definition does not exceed twenty percent (20%) of Unencumbered Real Property Value. For the avoidance of doubt, such references to “less than seven (7) quarters” shall mean that the applicable Project shall be included at cost in up to but not more than six (6) quarterly financial statements of Borrower.
4.Other Changes to Credit Agreement. From and after the Effective Date, the following sections in the Credit Agreement shall be modified as follows:
a.Section 7.22(a) is deleted in its entirety and shall be replaced as follows:
The Borrower's Investment in Real Property Under Development (with each asset valued in accordance with GAAP at cost, as incurred through the reporting date for construction in progress in the most recent quarter of the Consolidated Group for which financial results have been reported, reduced by third party equity contributed by co-owners of the legal entity that owns the subject Real Property to the extent not Affiliates of Borrower) shall not exceed ten percent (10%) of Total Asset Value, except that such limit may be increased to 15% subject to the following conditions: (i) at such time as Borrower shall have exceeded the 10% of Total Asset Value threshold, Borrower shall have one (1) calendar year from the last day of the calendar quarter during which it shall have exceeded the 10% of Total Asset Value threshold to reduce its Investment in Real Property Under Development sufficiently so that the 10% Total Asset Value threshold is met. Following the restoration of compliance with the 10% Total Asset Value test, Borrower must ensure that such compliance is maintained and continued for a minimum of one (1) full calendar quarter before any subsequent non-compliance with the 10% Total Asset Value threshold shall be permitted.
b.Section 7.22(d) is deleted in its entirety and shall be replaced as follows:
The Borrower's aggregate investment shall not exceed $50,000,000, in the aggregate, in (i) other directly owned assets that are not either income-producing, institutional-grade multifamily properties as determined by the Agent in its reasonable discretion, (ii) one of the Investments described in the above items (a)-(c), or (iii) Mezzanine Investments. For the purposes of this 7.22(d), unsecured loans and Mezzanine Investments may not exceed $30,000,000 in the aggregate at any point in time.
c.    Section 7.22(f) is deleted in its entirety and shall be replaced as follows:
The aggregate Investment of the Borrower in the above items (a)-(d), in the aggregate and after eliminating any duplication of Investments included in more than one of such items, shall not at any time exceed twenty percent (20%) of Total Asset Value, except that such limit may be increased to 25% subject to the following conditions: (i) at such time as Borrower shall have exceeded the 20% of Total Asset Value threshold, Borrower shall have one (1) calendar year from the last day of the calendar quarter during which it shall have exceeded the 10% of Total Asset Value threshold to reduce its Investment in the above items (a)-(d) in the aggregate and after eliminating any duplication of Investments, sufficiently so that the 20% Total Asset Value threshold is met. Following the restoration of compliance with the 20% Total Asset Value test, Borrower must ensure that such compliance is maintained and continued for a minimum of one (1) full calendar quarter before any subsequent non-compliance with the 20% Total Asset Value threshold shall be permitted.
5.Reaffirmation of and Amendment to Subsidiary Guaranty. The undersigned Subsidiary Guarantors, jointly and severally, hereby (i) approve and ratify this Amendment, together with all of their joint and several obligations, in connection herewith, (ii) agree and confirm that the Term Loan Agreement, as further modified by this Amendment, remains in full force and effect in accordance with its terms, and (iii) acknowledge that their obligations under the Subsidiary Guaranty continue in full force and effect and agree to fully and timely perform each and every obligation of a Subsidiary Guarantor under such Subsidiary Guaranty, as modified by the foregoing.
6.Representations and Warranties. Borrower hereby represents and warrants to Lenders and the Administrative Agent that as of the Effective Date:
a.no Event of Default or Potential Default exists under the Term Loan Agreement or the other Loan Documents or will exist after giving effect to the terms of this Amendment;
b.the representations and warranties contained in Article VI of the Term Loan Agreement are true and correct;
c.the Term Loan Agreement and the other Loan Documents are in full force and effect and it has no defenses or offsets to, or claims or counterclaims relating to, the obligations under the Term Loan Agreement or any of the other Loan Documents;
d.other than changes which have been previously provided to and approved by the Administrative Agent, no changes have been made to its organizational documents since the Agreement Execution Date; and

e.it has full power and authority to execute this Amendment.
7.Reimbursement to Administrative Agent. The Borrower agrees to reimburse the Administrative Agent for all reasonable out-of-pocket expenses (including, but not limited to fees relating to legal, consulting, or auditing expenses) incurred in connection with the preparation, negotiation, and consummation of this Amendment.
8.References to Term Loan Agreement; Inconsistency. All references in the Loan Documents to the Term Loan Agreement henceforth shall be deemed to refer to the Term Loan Agreement as amended by this Amendment. In the event of a conflict or inconsistency between the provisions of the Loan Documents and the provisions of this Amendment, the provisions of this Amendment shall govern.
9.Continuing Force and Effect of Term Loan Agreement and Loan Documents. The provisions of the Term Loan Agreement and other Loan Documents are in full force and effect, except as amended herein, and the Loan Documents as so amended are hereby ratified and reaffirmed by Borrower. Nothing contained in this Amendment shall be construed to disturb, discharge, cancel, impair or extinguish the indebtedness evidenced by the existing Notes and the other Loan Documents.
10.Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of Ohio, but giving effect to federal laws applicable to national banks.
[Signature pages follow]

IN WITNESS WHEREOF, Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.
ASSOCIATED ESTATES REALTY CORPORATION, an Ohio corporation

By:    /s/ Lou Fatica
Name:    Lou Fatica
Title:    Vice President, Treasurer, and CFO
1 AEC Parkway
Richmond Heights, Ohio 44143
Attention:     Vice President and General Counsel
Telephone:     (216) 797-8780
Facsimile:     (216) 797-8719

The undersigned, being all of the Subsidiary Guarantors under the Term Loan Agreement, hereby consent to and approve of the foregoing Amendment and agree that their obligations under the Subsidiary Guaranty shall continue in full force and effect with respect to the Loan, as increased and modified by the foregoing Amendment:

SANDLER AT ALTA LAGO, LLC, a Virginia limited liability company By: Associated Estates Realty Corporation, its sole member By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO	AERC BEDFORD COMMONS, INC., a Delaware corporation By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO
BUCKHEAD AERC, LLC, a Delaware limited liability company By:Associated Estates Realty Corporation, its sole member By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO	AERC LAKE FOREST, INC., a Delaware corporation By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO
AERC WESTWIND, LLC, a Delaware limited liability company By:Associated Estates Realty Corporation, its sole member By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO	AERC MORGAN PLACE, INC., a Delaware corporation By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO
AERC SAN RAPHAEL, LLC, a Delaware limited liability company By:Associated Estates Realty Corporation, its sole member By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO	AERC ARROWHEAD STATION, INC., a Delaware corporation By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO

AERC SUMMER RIDGE, LLC A Delaware limited liability company By: AERC Summer, Inc., its Manager By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO	AERC KENSINGTON GROVE, INC., a Delaware corporation By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO
AERC WILLIAMSBURG, INC., a Delaware corporation By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO	AERC WESTERN RESERVE, INC., a Delaware corporation By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO
AERC WESTCHESTER, INC., a Delaware corporation By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO	AERC OAKS HAMPTON, LLC, a Delaware limited liability company By:AERC Oaks, Inc., its Manager By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO
AERC STERLING PARK, INC., a Delaware corporation By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO	AERC LANDINGS AT PRESERVE, LLC, a Delaware limited liability company By:AERC Landings, Inc., Manager By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO
AERC CHRISTOPHER WREN, INC., a Delaware corporation By: /s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO	AERC GEORGETOWN PARK, LLC, a Delaware limited liability company By:AERC Georgetown, Inc., its Manager By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO

AERC DPF PHASE II, LLC,
a Delaware limited liability company

By:AERC DPF Georgia Ventures, LLC
a Delaware limited liability company

By:AERC of Georgia, Inc.,
its Sole Member

By: /s/ Lou Fatica
Name:Lou Fatica
Title:Vice President, Treasurer, and CFO

AERC DPF PHASE I, LLC,
a Delaware limited liability company

By:AERC DPF Georgia Ventures, LLC,
a Delaware limited liability company

By:AERC of Georgia, Inc.,
its Sole Member

By:/s/ Lou Fatica
Name:Lou Fatica
Title:Vice President, Treasurer, and CFO

AERC HEATHERMOOR, INC. a Delaware corporation By: /s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO	AERC WELLINGTON, LLC A Delaware limited liability company By: Associated Estates Realty Corporation, its sole member By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO
AERC PERIMETER LAKES, INC., a Delaware corporation By: /s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO	AERC CLINTON PLACE, LLC, a Delaware limited liability company By: AERC Clinton, Inc., its Manager By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO
AERC 2140 MEDICAL DISTRICT, LLC, a Delaware limited liability company By: Associated Estates Realty Corporation, its sole member By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO
AERC ARBORETUM, L.P.,
a North Carolina limited partnership
By: AERC of NC, L.P., a North Carolina limited partnership, General Partner
By: Associated Estates Management Company, an Ohio corporation, General Partner
  By: /s/ Lou Fatica
  Name:Lou Fatica
  Title:Vice President, Treasurer, and CFO

AERC RIVER FOREST, LLC, a Delaware limited liability company By: Associated Estates Realty Corporation, its sole member By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO	AERC BELVEDERE, LLC, a Delaware limited liability company By:Associated Estates Realty Corporation, its sole member By: /s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO
AERC ARBOR LANDINGS, LLC, a Delaware limited liability company By: Associated Estates Realty Corporation, its sole member By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO	AERC BARRINGTON, INC., a Delaware corporation By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO
AERC WATERSTONE, LLC, a Delaware limited liability company By: Associated Estates Realty Corporation, its sole member By:/s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO	AERC BRADFORD, INC., a Delaware corporation By: /s/ Lou Fatica Name:Lou Fatica Title:Vice President, Treasurer, and CFO

COMMITMENT:	PNC BANK, NATIONAL ASSOCIATION,

$30,000,000	Individually and as Administrative Agent
By:    /s/ John E. Wilgus, II
Name:    John E. Wilgus, II
Title:    Senior Vice President, Real Estate Banking
PNC Real Estate
1900 East Ninth Street - 22nd Floor
Mail Stop: B7-YB13-22-1
Cleveland, OH 44114
Phone:     216-222-6032
Facsimile:     216-222-6070
Attention:    John E. Wilgus, II
Senior Vice President
Real Estate Banking

COMMITMENT:	WELLS FARGO BANK, N.A., individually and as

$30,000,000	Syndication Agent
By:    /s/ Sam Supple
Name:    Sam Supple
Title:    Senior Vice President
Wells Fargo REIT Finance Group
123 N. Wacker Drive, Suite 1900
Chicago, IL 60606
Attention:     Sam Supple
Phone:     312-269-4817

COMMITMENT:	U.S. BANK NATIONAL ASSOCIATION,

$25,000,000	individually and as Documentation Agent
By:    /s/ Curt M. Steiner
Name:     Curt M. Steiner
Title:     Senior Vice President
U.S. Bank National Association
209 South LaSalle Street, Suite 210
Chicago, IL 60604
Attention:     Curt M. Steiner, Senior Vice President
Phone:         (312) 325-8756
Facsimile:     (312) 325-8853

COMMITMENT:	RAYMOND JAMES BANK, N.A.
$13,750,000
By:    /s/ James Armstrong
Name:     James Armstrong
Title:    Vice President
710 Carillon Parkway
St. Petersburg, FL 33716
Attention:     James Armstrong
Phone:     727-567-7919
Facsimile:     866-205-1396

COMMITMENT:	CITIBANK, N.A.
$12,500,000
By:    /s/ John C. Rowland
Name:    John C. Rowland
Title:    Vice President
Citibank, N.A.
388 Greenwich Street, 23rd Floor
New York, NY 10013
Attention:     Rita C. Lai
Phone:     212-723-5931
Facsimile:     212-723-8550

COMMITMENT:	RBS CITIZENS BANK N.A. d/b/a CHARTER ONE
$13,750,000

By:    /s/ Erin L. Mahon
Name:     Erin L. Mahon
Title:     Vice President
RBS Citizens Bank N.A. d/b/a Charter One
1215 Superior Avenue, OH S675
Cleveland, OH 44114
Attention:     Samuel A. Bluso
Phone:     216-277-0388
Facsimile:     216-277-4600

The undersigned, by virtue of executing this Amendment, becomes a party to the Term Loan Agreement, as further modified by this Amendment, and agrees and acknowledges that it shall be bound by each and every term, condition and obligation of such Term Loan Agreement, as further modified by this Amendment.

COMMITMENT:	BANK OF AMERICA, N.A.
$25,000,000
By:    /s/ Eyal Namordi
Name:    Eyal Namordi
Title:    Senior Vice President
Bank of America, N.A.
135 South LaSalle Street
Mail Stop: IL4-135-06-11
Chicago, IL 60603
Attention:     Eyal Namordi
Phone:     (312) 828-2575
Facsimile:     (415) 503-5142

EXHIBIT H
PRICING SCHEDULE
Until such time as the Borrower has obtained Qualified Ratings, the LIBOR Applicable Margin and the Base Rate Applicable Margin shall be determined according to “Schedule A” hereinbelow.

SCHEDULE A
Pricing prior to obtaining Qualified Ratings
Level	Leverage Ratio	LIBOR Applicable Margin	Base Rate Applicable Margin

I	Less than or equal to 45%	1.6%	0.6%
II	Greater than 45%, but less than or equal to 50%	1.85%	0.85%
III	Greater than 50% but less than or equal to 55%	2.1%	1.1%
IV	Greater than 55% , but less than or equal to 60%	2.35%	1.35%

As of the Effective Date, based on the Leverage Ratio shown on the Compliance Certificate delivered to the Administrative Agent by Borrower pursuant to Section 5.1(k), the LIBOR Applicable Margin is 1.60% and the Base Rate Applicable Margin is 0.60%. The percentages set forth in Schedule A above shall be changed from time to time in accordance with the Leverage Ratio of the last day of the most recent preceding fiscal quarter for which financial results have been reported, which percentage shall be effective on the first day of the calendar month following the date on which Administrative Agent receives a Compliance Certificate as required by Section 7.1(c) from the Borrower as of the end of such fiscal quarter, beginning with the Compliance Certificate for the fiscal quarter ending September 30, 2012. If any such Compliance Certificate shall later be determined to be incorrect and as a result a higher Applicable Margin should have been in effect for any period, Borrower shall pay to the Administrative Agent for the benefit of the Lenders all additional interest which would have accrued if the original Compliance Certificate had been correct, as shown on an invoice to be prepared by the Administrative Agent and delivered to Borrower, on the next Payment Date following delivery of such invoice.
After the Borrower has received its Qualified Ratings, the LIBOR Applicable Margin and the Base Rate Applicable Margin shall be determined according to “Schedule B” below.

SCHEDULE B
Pricing after obtaining Qualified Ratings
Level	Qualified Ratings	LIBOR Applicable Margin	Base Rate Applicable Margin

I	Greater than or equal to (i) BBB+ (S&P/Fitch), or (ii) Baa1 (Moody's)	1.25%	0.25%
II	Equal to (i) BBB (S&P/Fitch), or (ii) Baa2 (Moody's)	1.4%	0.4%
III	Equal to (i) BBB- (S&P/Fitch), or (ii) Baa3 (Moody's)	1.7%	0.7%
IV	Less than (i) BBB- (S&P/Fitch), or (ii) Baa3 (Moody's)	2.2%	1.2%

The change from Schedule A to Schedule B shall be effective as of the first day of the first calendar month immediately following the month in which the Administrative Agent receives written notice delivered by the Borrower that it has achieved Qualified Ratings. Any subsequent change in any of the Borrower's Credit Ratings which would cause a different Level to be applicable shall be effective as of the first day of the first calendar month immediately following the month in which the Administrative Agent receives written notice delivered by the Borrower that such change in a Credit Rating has occurred; provided, however, if the Borrower has not delivered the notice required but the Administrative Agent becomes aware that any of the Borrower's Credit Ratings have changed, then the Administrative Agent shall adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware of such change in Borrower's Credit Rating. During any period that the Borrower has received three (3) Credit Ratings that are not equivalent, the applicable Level shall be determined based upon the Level corresponding with the lower of the two (2) highest Credit Ratings. During any period that the Borrower has received two (2) Credit Ratings that are not equivalent and both of those Credit Ratings are from S & P and Moody's, the applicable Level shall be determined based upon the Level corresponding with the higher of the two (2) Credit Ratings. During any period that the Borrower has received a Credit Rating from Fitch and from either S & P or Moody's, but not both, and such Credit Ratings are not equivalent, the applicable Level shall be determined based upon the Level corresponding with the Credit Rating from S & P or Moody's, as applicable. During any period that the Borrower has (a) failed to maintain Qualified Ratings or (b) received a Credit Rating from only Fitch, then the applicable Level shall be Level IV of Schedule B.